Sub-Item 77I. Terms of New or Amended Securities

The Dreyfus/Laurel Funds, Inc.
Dreyfus Balanced Fund
Dreyfus Large Company Stock Fund
Dreyfus Limited Term Income Fund
Dreyfus Midcap Stock Fund
Dreyfus Small Cap Value Fund
Dreyfus Strategic Income Fund
Dreyfus Tax Managed Growth Fund
(the “Funds”)

At meetings held on July 23-24, 2008, the Board of Directors of The Dreyfus/Laurel Funds, Inc. (the “Company”) approved a proposal to modify the eligibility requirements of the above-referenced Funds’ Class I shares. These changes, with respect to the Funds, were reflected in a Post Effective Amendment No. 109 (the “Amendment”) to the Company’s Registration Statement on Form N-1A. The Amendment was filed on Form POS EX with the Securities and Exchange Commission on July 24, 2008.

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